FOR IMMEDIATE RELEASE
CONTACT:
Thomas R. Quinn, Jr.
President & Chief Executive Officer
77 East King St.
Shippensburg, PA  17257
717.530.2602

Floyd E. Stoner Elected to Orrstown Financial Services, Inc. Board of Directors

Shippensburg, PA (May 3, 2012) Orrstown Financial Services, Inc. (the “Company”) is pleased to announce that Floyd E. Stoner has been elected to the Company’s Board of Directors, following approval by Company shareholders at the May 1, 2012 Annual Meeting of Shareholders.  Mr. Stoner previously joined the Orrstown Bank’s Board of Directors on April 1, 2012 and will fill the vacancy in Class C of the Company’s Board of Directors created by the retirement of Kenneth R. Shoemaker.

Thomas R. Quinn, President & CEO, commented, “Floyd’s experience at the American Bankers Association provides a unique perspective on the issues facing community banking today.  We look forward to his input and expertise as we work diligently to return Orrstown Bank to historical levels of performance.”

Prior to his retirement on December 31st, 2011, Mr. Stoner served 27 years with the American Bankers Association in senior management positions, most recently as the Executive Vice President of Congressional Relations and Public Policy. Mr. Stoner earned his Master of Arts and Doctor of Philosophy in Political Science from the University of Wisconsin-Madison and has also served as an assistant professor at Marquette University.  Mr. Stoner currently serves as a Senior Advisor with Alliance Partners.

Mr. Stoner and his wife, Dena Grove Stoner, have a long time affiliation with the region and maintain a residence in the greater Shippensburg area.  Mr. Quinn continued, “The combination of local ties and experience at the highest levels of the financial services industry is unique, and we are extremely fortunate to welcome Floyd to the organization.”

With nearly $1.5 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland.  Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.
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